As filed with the Securities and Exchange Commission on June 17, 2026

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Murphy Oil Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0361522
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9805 Katy Freeway, G-200 Houston, Texas	77024-1269
(Address of Principal Executive Offices)	(Zip Code)

Murphy Oil Corporation 2026 Stock Plan for Non-Employee Directors

(Full Title of the Plan)

Thomas J. Mireles

Executive Vice President and Chief Financial Officer

Murphy Oil Corporation

9805 Katy Freeway, G-200

Houston, TX 77024-1269

(Name and Address of Agent For Service)

(281) 675-9000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

The information specified in Item 1 and Item 2 of Part I is omitted from this filing and is included in documents sent or provided to participants of the Murphy Oil Corporation 2026 Stock Plan for Non-Employee Directors (the “Plan”) covered by this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 25, 2026 (the “Annual Report”);

(b)	the Registrant’s definitive proxy statement on Schedule 14A (subject to the provisions thereof which provide that they are not incorporated by reference into Securities Act filings), filed with the Commission on March 27, 2026;

(c)	the Registrant's Quarterly Report on Form 10-Q for the quarterly period ending on March 31, 2026, filed with the Commission on May 6, 2026;

(d)	the Registrant’s Current Reports on Form 8-K, as filed with the Commission on January 6, 2026 (excluding the information disclosed pursuant to Items 2.02 and 7.01 and Exhibits 99.1 and 99.2); January 8, 2026, January 23, 2026, May 14, 2026 and June 11, 2026;

(e)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(f)	the description of the Registrant’s Common Stock contained in Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K filed with the Commission February 27, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the filing of this Registration Statement shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of original issuance common stock offered under this Registration Statement is being passed upon for the Registrant by Roger Landes, Esq., Interim General Counsel and Corporate Secretary of the Registrant. Mr. Landes is an officer and employee of the Registrant. Mr. Landes is, therefore, not eligible to participate in the Plan. As of the date of this Registration Statement, Mr. Landes beneficially owns securities of the Registrant, including options to acquire such securities and restricted stock units in respect of such securities, with a fair market value in excess of $50,000.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Article VIII of the Registrant’s Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and the Registrant’s board of directors may provide indemnification to the employees and agents of the Registrant as the board of directors determines appropriate and authorized by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, under insurance policies, the premiums of which are paid by the Registrant. The effect of these is to indemnify any officer or director of the Registrant against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant, as amended effective May 11, 2005 (filed as Exhibit 3.1 to the Registrant’s Form 10-K filed February 28, 2011 (Commission File No. 001-08590) and included herein by reference).

4.2	Bylaws of the Registrant, as amended effective August 5, 2020 (filed as Exhibit 3.2 to the Registrant’s Form 10-Q filed August 6, 2020 (Commission File No. 001-08590) and included herein by reference).

5.1	Opinion of Roger Landes, Interim General Counsel and Corporate Secretary of Murphy Oil Corporation, with respect to the original issuance of Registrant common stock under the Plan (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm KPMG LLP (filed herewith).

23.2	Consent of Roger Landes, Interim General Counsel and Corporate Secretary of Murphy Oil Corporation, with respect to the original issuance of Registrant common stock under the Plan (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Murphy Oil Corporation 2026 Stock Plan for Non-Employee Directors (filed as Exhibit A to the Registrant’s Proxy Statement filed March 27, 2026 (Commission File No. 001-08590) and included herein by reference).

107.1	Filing Fee Table (filed herewith)

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i)and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 17th day of June 2026.

MURPHY OIL CORPORATION

By:	/s/ Thomas J. Mireles
	Name:	Thomas J. Mireles
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Thomas J. Mireles and Eric M. Hambly, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on June 17, 2026 in the capacities indicated.

Signature	Title

/s/ Claiborne P. Deming	Chairman and Director
Claiborne P. Deming

/s/ Eric M. Hambly	President, Chief Executive Officer and Director
Eric M. Hambly	(Principal Executive Officer)

/s/ Lawrence R. Dickerson	Director
Lawrence R. Dickerson

/s/ Michelle A. Earley	Director
Michelle A. Earley

/s/ Elisabeth W. Keller	Director
Elisabeth W. Keller

/s/ R. Madison Murphy	Director
R. Madison Murphy

/s/ Jeffrey W. Nolan	Director
Jeffrey W. Nolan

/s/ Robert N. Ryan, Jr.	Director
Robert N. Ryan, Jr.

/s/ Laura A. Sugg	Director
Laura A. Sugg

/s/ Robert B. Tudor, III	Director
Robert B. Tudor, III

/s/ Thomas J. Mireles	Executive Vice President and Chief Financial Officer
Thomas J. Mireles	(Principal Financial Officer)

/s/ Paul D. Vaughan	Vice President & Controller
Paul D. Vaughan	(Principal Accounting Officer)